EXHIBIT 3.2

AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS OF

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

THIS AMENDMENT (this “Amendment”) TO SECOND AMENDED AND RESTATED BYLAWS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Corporation”), has been adopted effective as of the 7th day of December, 2007.

RECITALS

A.       The Bylaws of the Corporation were adopted on November 5, 1997 pursuant to a Unanimous Consent of the Board of Directors of Dollar Thrifty Automotive Group, Inc. (the “Original Bylaws”); and

B.       The Original Bylaws were (i) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 24th day of September, 1998; (ii) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 22nd day of July, 1999; (iii) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 27th day of September, 2002; (iv) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 1st day of January, 2003; and (v) amended and restated by the Amended and Restated Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 25th day of September, 2003; (vi) amended by an Amendment to Amended and Restated Bylaws adopted effective February 2, 2006; and (vii) amended and restated by the Second Amended and Restated Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 1st day of February, 2007 (the Original Bylaws, as amended, are referred to herein as the “Bylaws”); and

C.       The Board of Directors of the Corporation deem it advisable that the Bylaws of the Corporation be further amended as provided in this amendment.

The Bylaws are hereby amended as follows:

1.        Sections 1, 2, 3 and 4 of Article V of the Bylaws are hereby amended by deleting said sections in their entirety and replacing them with the following:

ARTICLE V

CAPITAL STOCK – SEAL – FISCAL YEAR

Section 1.      Certificates for Stock. The shares of capital stock of the Corporation may be certificated or uncertificated as provided under the Delaware General Corporation Law, and certificates shall be in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. All shares of capital stock shall be entered in the Corporation’s books and registered as they are issued. Any certificates shall be signed by the Chairman of the Board or the Chief Executive Officer and also by the Treasurer or an Assistant Treasurer and shall not be valid unless so signed. If a certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as though such person were such officer, transfer agent or registrar at the date of issue.

All certificates shall be consecutively numbered. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered in the Corporation’s books.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of shares of the same class shall have been surrendered and canceled.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Certificate of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation.

Section 2.      Replacing Lost, Stolen, Destroyed or Escheated Stock Certificates. The Board of Directors or any officer to whom the Board of Directors has delegated authority, may authorize any transfer agent to issue at any time and from time to time until otherwise directed, (1) new stock certificates in the place of certificates previously issued by the Corporation, or (2) uncertificated shares in place of any certificates previously issued by the Corporation, in each case alleged to have been lost, stolen or destroyed, upon receipt by the transfer agent of (a) evidence of loss, theft or destruction (which may be the affidavit of the applicant), (b) an undertaking to indemnify the Corporation and any transfer agent and registrar of stock of the Corporation against claims that may be made against it or them on account of the lost, stolen or destroyed certificate or the issue of a new certificate, of such kind and in such amount (which may be either a fixed or open amount) as the Board of Directors or authorized officer or officers shall have authorized the transfer agent to accept, and (c) any other documents or instruments that the Board of Directors or an authorized officer may from time to time require.

The Board of Directors or any officer to whom the Board of Directors has delegated authority, may authorize any transfer agent to issue at any time and from time to time until otherwise directed new stock certificates, in the place of certificates previously issued by the Corporation, representing shares of stock of the Corporation which, together with all unclaimed dividends thereon, are claimed and demanded by any State of the United States in accordance with its escheat laws regarding unclaimed or abandoned property.

Section 3.      Transfer of Stock. A stock transfer book shall be kept by the Corporation or by one or more agents appointed by it, in which the shares of the capital stock of the Corporation shall be transferred. Such shares shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney duly authorized in writing, upon surrender and cancellation of certificates for a like number of shares.

Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, and issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.

Section 4.      Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of the capital stock of the Corporation.

The Board of Directors may appoint one or more transfer agents and registrars of transfers and may require all stock certificates to bear the signature of one of the transfer agents and of one of the registrars of transfers so appointed.

CERTIFICATE

I, the undersigned Secretary of the Corporation, do hereby certify that the foregoing is a true and complete copy of the Amendment to Second Amended and Restated Bylaws of Dollar Thrifty Automotive Group, Inc., this 7th day of December, 2007.

/s/ Vicki J. Vaniman
Vicki J. Vaniman, Secretary

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